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                                                                      EXHIBIT 11

                          AVERY DENNISON CORPORATION
                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS



                                                                           Quarter Ended
                                                                ------------------------------------
                                                                April 1, 1995          April 2, 1994
                                                                -------------          -------------
(A)  Weighted average number of common shares                    53,434,552               56,217,315
        outstanding
     Additional common shares issuable under employee
        stock options using the treasury stock method             1,614,466                  704,653
                                                                ------------------------------------
(B)  Weighted average number of common shares
     outstanding assuming the exercise of stock options          55,049,018               56,921,968
                                                                ====================================
(C)  Net income applicable to common stock                      $34,500,000              $25,200,000
                                                                ====================================

Net income per share as reported (C / A)                               $.65                     $.45
                                                                       ====                     ====
Net income per share giving effect to the
   exercise of outstanding stock options (C / B)                       $.63                     $.44
                                                                       ====                     ====
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                                  Exhibit 11